Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Robert J. Conologue

Chief Financial Officer

rconologue@trans-lux.com

212-897-2228

TRANS-LUX REPORTS IMPROVED SECOND QUARTER RESULTS

New York, NY (August 13, 2015) – Trans-Lux Corporation (OTCQB: TNLX) (“Trans-Lux”), a leading supplier of Digital Displays and next generation LED lighting, reported financial results for the quarter ended June 30, 2015 on August 13, 2015.  Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Second Quarter 2015

Trans-Lux reported revenues for the three months ended June 30, 2015 of $6.0 million, up from $5.9 million for the three months ended June 30, 2014.  EBITDA for the quarter was $122,000 as compared to negative EBITDA of $1.6 million in the same quarter of 2014.  The improved operating results were the result of both improved margins and lower selling, general and administrative expenses.  Loss for the second quarter of 2015 was $582,000 (loss of $0.35 per share), compared with a loss of $2.5 million (loss of $2.26 per share) in the second quarter of 2014.

Six Months Ended June 30, 2015

Trans-Lux reported revenues for the six months ended June 30, 2015 of $10.4 million, down from $12.4 million for the six months ended June 30, 2014.  Revenues for the first half of 2014 included a digital display for the Charlotte Knights new AAA baseball stadium completed as a partnership with Toshiba, as well as a few digital displays for World Cup venues in Brazil.  EBITDA for the six months was $105,000 as compared to negative EBITDA of $945,000 in the same six months of 2014.  The improved operating results were the result of both improved margins and lower selling, general and administrative expenses.  Net loss for the first half of 2015 was $1.3 million (loss of $0.75 per share), compared with a net loss of $2.7 million (loss of $2.47 per share) in the first half of 2014.

“We are pleased with the improved operating results and the improvements in our various sales channels,” said Mr. Allain.  “As a result, we are now well positioned going into the third quarter with a strong backlog.”

For more information, email info@trans-lux.com or visit www.trans-lux.com.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information please visit .

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.

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TRANS-LUX CORPORATION

RESULTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
(In thousands, except per share data)	2015	2014	2015	2014

Revenues	$6,044	$5,901	$10,398	$12,365

Net loss	$(582)	$(2,504)	$(1,263)	$(2,666)

Calculation of EBITDA (1):
Net loss	$(582)	$(2,504)	$(1,263)	$(2,666)
Interest expense, net	73	70	123	140
Income tax expense	-	10	8	16
Depreciation and amortization	631	782	1,237	1,565
Total EBITDA	122	(1,642)	105	(945)

Loss per share - basic and diluted	$(0.35)	$(2.26)	$(0.75)	$(2.47)
Average common shares outstanding - basic and diluted	1,685	1,109	1,685	1,080

(1)    EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.